Exhibit 10.6
                                                                           Final

               MATRIX SYSTEM ONE AND SYSTEM TEN LICENSE AGREEMENT

      THIS AGREEMENT is dated November 3, 2003, between Axcelis Technologies, Inc. a corporation organized and existing under the laws of the State of Delaware, United States of America, and having its principal place of business at 108 Cherry Hill Drive, Beverly, Massachusetts, United States of America (hereinafter called "Axcelis") and Aspect Systems, Incorporated, a corporation organized and existing under the laws of Nevada and having its principal place of business at 375 E. Elliott Road, Suite 6, Chandler, Arizona (hereinafter called the "Licensee").

                                   WITNESSETH:

      WHEREAS, the Licensee desires to acquire, and Axcelis is willing to grant, a license to technology to manufacture, use and sell certain dry strip semiconductor manufacturing equipment marketed under the trade names "System One" and "System Ten" under Axcelis' applicable patents and patent applications and through the use of Axcelis' unpatented technology;

      WHEREAS, the parties have agreed to certain other transactions related to the Licensee's assumption of the rights and obligations relating to Axcelis' business pertaining to such dry strip semiconductor manufacturing equipment.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

      1. Definitions.

            1.1. "Affiliate(s)" as used herein shall mean any corporation or other legal entity (a) which owns, directly or indirectly, the majority of the outstanding voting stock of a party hereto, (b) the majority of the outstanding voting stock of which is owned by a party hereto, or (c) the majority of the outstanding voting stock of which is owned, directly or indirectly, by any corporation or other legal entity described in clauses (a) and (b) of this the sentence.

            1.2. "Licensed Technology" as used herein shall mean all rights in the following intellectual property owned or controlled by Axcelis as of the date of this Agreement:

            (a)   the Patents (as defined below);

            (b)   the Technical Information (as defined below); and

            (c) the unregistered trade names "Matrix," "System One" and "System Ten" when used in conjunction with the Products.

            1.3. "Net Sales" as used herein shall mean the gross amount billed or invoiced by the Licensee or its affiliates for any Product (including parts assigned to Licensee under Section 4.3 and acquired thereafter) or service labor relating to the Products, less the following: (i) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of the Product, Part or service labor relating to the Product that is paid by or on behalf of the Licensee or its affiliates; and (iv) any freight, handling or shipping charges.

            1.4. "Patents" as used herein shall mean the issued patents listed on Schedule 1, and patents which hereafter issue on such patent applications, together with any extensions, registrations,

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confirmations, reissues, divisions, continuations or continuations-in-part, reexaminations or renewals thereof.

            1.5. "Products" as used herein shall mean certain dry strip semiconductor manufacturing equipment marketed by Matrix Integrated Systems, Inc. (a subsidiary of Axcelis) under the trade names "System One" and "System Ten," including software, components and parts therefor.

            1.6. "Technical Information" shall mean confidential and secret technical information, know-how, engineering drawings, data, processes, bills of materials, detailed drawings and specifications, descriptions of assembly and manufacturing procedures, computerized production control systems, software and related source code, quality and inspection standards, drawings of jigs and fixtures, sales literature and reports relating to the design, assembly and manufacture of the Products.

      2. License Grant. Subject to the terms and conditions in this Agreement, Axcelis hereby grants to the Licensee and its Affiliates a worldwide, exclusive, non-sublicensable or transferable (except as set forth in Section 9.2 below), irrevocable, license to utilize Licensed Technology to manufacture, use, sell, maintain and service the Products.

      3. Consideration for License Grant. In consideration of the license rights granted under Section 2 above, the Licensee will make the following payments:

            3.1. License Fee. The Licensee shall pay Axcelis a license fee in the amount of $2,750,000 (the "License Fee"), payable $50,000 on the date hereof, $50,000 on or before March 31, 2004 and $50,000 on or before June 30, 2004. The remaining portion of the License Fee shall be payable quarterly, in accordance with Section 3.3(b) below, at a rate of 18% of Licensee's Net Sales (as defined above) of Products during each quarter until Licensee shall have paid Axcelis the full amount of the License Fee.

            3.2. Royalties. The Licensee shall pay to Axcelis an amount equal to the following declining royalties rates on Net Sales (as defined above) of Products sold by the Licensee during each quarter in the periods specified in the chart below:

       -----------------------------------------------------------------
       From the date hereof until December 31, 2005        10%
       -----------------------------------------------------------------
       From January 1, 2006 until December 31, 2006         8%
       -----------------------------------------------------------------
       From January 1, 2007 until December 31, 2007         6%
       -----------------------------------------------------------------
       From January 1, 2008 until December 31, 2008         4%
       -----------------------------------------------------------------
       From January 1, 2009 until December 31, 2010         2%
       -----------------------------------------------------------------

Such royalty payments shall be made in accordance with Section 3.3(b) below. Upon the payment in full of the License Fees and royalties due under this
Section 3, the Licensee shall have a fully paid license to use the Licensed Technology as described in this Agreement.

            3.3. Time and Method of License Fee and Royalty Payments.

            (a) All amounts to be paid to Axcelis under Sections 3.1 and 3.2 above shall, unless Axcelis shall have previously otherwise notified the Licensee in writing, be payable in U.S. Dollars. Payments shall be made by Licensee check to the order of Axcelis or its designee as last instructed by Axcelis to the Licensee in writing.

            (b) The portion of the License Fee based on Net Sales due under
Section 3.1 and the royalty payments to be paid to Axcelis pursuant to Section
3.2 above shall be paid on the first day of the third quarter following the quarter for which such License Fee and royalty payments are incurred. For example, the License Fee payment and royalties due for the quarter ending December 31, 2003 shall be


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

due and payable on July 1, 2004; and the License Fee payment and royalties due for the quarter ending March 31, 2004 shall be due and payable on October 1, 2004; and so on. Therefore, the last License Fee payment shall be due when the License Fee has been paid in full in accordance with Section 3.1 and the last royalty payment shall be due for the quarter ending December 31, 2010 on July 1, 2011.

            3.4. Record Keeping and Reporting.

            (a) The Licensee shall keep complete and accurate sales records and books relating to the Net Sales subject to royalties. Within forty-five (45) days of a request, Axcelis, through its representatives and employees, shall have the right to inspect and audit such sales records and books, not more than once per calendar year, for the purpose of determining the sufficiency and accuracy thereof and the correctness of any payments made hereunder.

            (b) Each Net Sale shall be deemed made when shipped to the customer. Accompanying each quarterly License Fee payment and each royalty payment due under Section 3.2 hereof, the Licensee shall furnish to Axcelis a statement in writing showing in reasonable detail the following information:

                  (i) Net Sales, including quantity, description and price of all Products and related service labor invoiced to customers during the preceding quarter;

                  (ii) Any off-setting commissions due to the Licensee from Axcelis under Section 4.2(b) below;

                  (iii) A computation of the gross amount of the quarterly royalty payment due Axcelis;

                  (iv) Taxes withheld and remitted to governmental authorities (if any) with respect to each such payment; and

                  (v) A computation of the net amount to be paid to Axcelis.

                  (vi)

            3.5. Tax Withholding. The Licensee shall be entitled to withhold any taxes required by applicable law to be withheld from payments made to Axcelis hereunder and shall promptly remit such taxes to the taxing authority on behalf of Axcelis. The Licensee shall promptly furnish to Axcelis a tax withholding receipt acknowledging the payment of any such withholding tax when such receipt is received by the Licensee from the taxing authority.

      4. Other Provisions Relating to the Assumption of the Product Line.

            4.1. Assignment of Service Contracts and Warranty Clauses:
Assumption of Support Obligation. Effective November 30, 2003, except as set forth on Schedule 2, Axcelis hereby assigns to the Licensee all of Axcelis' right, title and interest in, and the Licensee hereby assumes all of Axcelis' obligations under:

            (a) the warranty obligations due to owners of the Products set forth on Schedule 2A; and

            (b) the currently effective service contracts covering Products as set forth on Schedule 2B.

            4.2. Transition of Operations; Sale and Support Obligations of Licensee.


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

            (a) Except as discussed in Schedule 2, not later than November 30, 2003, the Licensee shall assume all responsibility to respond to customer parts, warranty and non-warranty service, new and used systems orders and requests from customers. The exact date of such assumption shall be mutually agreed by the parties, and until such date (which shall not later than November 30, 2003) Axcelis shall respond to such orders and requests.

            (b) Beginning not later than November 30, 2003 and continuing during the term of this Agreement, the Licensee shall maintain, at a minimum, (1) a selling organization and facilities as may be necessary and adequate for the solicitation of orders for Products sold to customers in the following countries and (2) a service organization and facilities as may be necessary and adequate for the support of the Products installed in the following countries:


                  (i)     Japan;

                  (ii)    China;

                  (iii)   Taiwan;

                  (iv)    Singapore;

                  (v)     Malaysia;

                  (vi)    Thailand;

                  (vii)   Korea;

                  (viii)  Indonesia;

                  (ix)    India;

                  (x)     Australia;

                  (xi)    Germany;

                  (xii)   France;

                  (xiii)  The Netherlands;

                  (xiv)   Italy

                  (xv)    Austria

                  (xvi)   United Kingdom;

                  (xvii)  Spain;

                  (xviii) Israel;

                  (xix)   Canada; and

                  (xx)    United States of America.

            4.3. Cross Referrals.

            (a) Referrals Relating to the Products. Axcelis will refer to the Licensee all customers inquiring as to Product service and sale inquiries.

            (b) Referrals Relating to Other Dry Strip Tools; Commissions Due. The Licensee will refer to Axcelis all customers inquiring with respect to service and sale inquiries relating to other dry strip products known by the Licensee to be manufactured and sold by Axcelis ("Other Dry Strip Tools"). Axcelis will agree to pay to the Licensee a 5% commission on the Net Sales of product systems (not parts) arising from a referral by the Licensee and for which the Licensee provided substantial information, assistance and/or cooperation in obtaining the sale. Such commissions may be offset against royalties due from the Licensee to the Company under Section 3.2. Axcelis shall provide notice to the Licensee of all Net Sales of Other Dry Strip Tools giving rise to commission payments hereunder in each calendar quarter, such notice to be provided not later than 30 days after the end of such quarter. If not off set against royalty payments due to Axcelis under Section 3.2, such commission payments shall be made to the Licensee on the same terms and conditions as the quarterly royalty payments due under Sections 3.2 and 3.3. Licensee agrees that during the term of this Agreement, Licensee will not support or service any systems manufactured by Axcelis or its predecessor(s) other than the licensed Products.

            4.4. Parts Inventory.


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

            (a) Axcelis hereby assigns to the Licensee title to Axcelis' inventory of parts solely relating to the Products identified by Axcelis for shipment to the Licensee (the "Inventory"). Axcelis agrees to use reasonable commercial efforts to include in the Inventory the parts listed on Schedule 3, but Axcelis makes no representations or warranties as to the completeness of the Inventory or the accuracy of such list. Licensee accepts such Inventory "as-is" and Axcelis makes no representation or warranty as to the performance or quality of the parts.

            (b) Axcelis will segregate the Inventory from Axcelis' other parts inventories. The Licensee agrees to take physical possession of the Inventory not later than November 30, 2003. The Licensee shall be responsible for the packaging and shipping of the Inventory and the related expense (including associated tax or duty) of relocating the Inventory to premises managed by the Licensee.

            4.5. Transfer of Product Related Assets. Not later than November 30, 2003, Axcelis shall assign to the Licensee title to:

            (a)   one (1) asher System One Product used for training purposes;

            (b)   one (1) etcher System One Product used for training purposes;

            (c)   two (2) used but non-operating System One Products; and

            (d) miscellaneous software encoder related devices and related equipment used in support of the repair/refurbishment for the Products.

Axcelis shall make such tools and equipment available for packaging and shipping by the Licensee at Axcelis' Richmond, California facility. Licensee shall pay for the expense of relocating these tools and equipment. Licensee accepts such tools and equipment "as-is" and Axcelis makes no representation or warranty as to the performance or quality of such tools and equipment.

            4.6. Disclosure of Technical Information; Product Documentation. During the term of this Agreement, Axcelis shall fully disclose to the Licensee any Technical Information included in the Licensed Technology. Axcelis will provide to the Licensee copies of all Product-related documentation it currently has within its possession, including, but not limited to training, software installation, engineering, and service related documentation. On a reasonable commercial efforts basis, Axcelis will also make historical, non-technical information relating to Products sales or performance available to the Licensee. Licensee accepts such documentation "as-is" and Axcelis makes no representation or warranty as to the accuracy or completeness of the documentation.

            4.7. Purchase and Sale of Common Parts. To the extent available in Axcelis' inventory of spare parts and consumables used for dry strip systems formerly known as the "Matrix Cats" system (in light of Axcelis' forecasts for usage of such spare parts and consumables), Axcelis will sell to Licensee, from time to time, on the submission of a purchase order, those spare parts and consumables which are also used in the Products licensed hereunder, during the period ending June 30, 2004. The purchase price for such spare parts and consumables shall equal 125% of Axcelis' cost of the purchased spare parts and/or consumables. Such sales shall otherwise be made on Axcelis' standard customer terms for non-warranty parts sales. Licensee agrees that such common parts and consumables shall be used only by Licensee on licensed Products, and may not be resold by Licensee except to the extent Licensee knows such parts are being used on licensed Products.

            4.8. Sale of Subassemblies. From time to time, Axcelis may agree to sell to Licensee subassemblies of products other than the licensed Products which subassemblies may be combined with licensed Products and resold by the Licensee to a customer. Any such sale shall be at not less than 125% of Axcelis' current cost for such subassemblies, due 30 days after shipment and otherwise on Axcelis' standard customer terms and conditions.

      5. Representations and Warranties of the Licensee.


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

            5.l. Legal Right and Authority. The Licensee represents and warrants to Axcelis that it has the legal right and power to enter into this Agreement, and the authority to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement. Except as otherwise disclosed, the Licensee fully represents to the other that it is not aware of any legal obstacles which could prevent it from carrying out the provisions of this Agreement.

            5.2. Product Support. Licensee covenants to make labor and part support available to all owners of the Products (at prices that are consistent with the recent history for these products for post-warranty parts and service) for a period of not less than 7 years after the date of this Agreement.

            5.3. Non-Solicitation of Axcelis Employees. The Licensee agrees not to hire, seek to hire or solicit any of the employees of Axcelis, except for certain employees specified on Schedule 4, whose employment with Axcelis will terminate on the dates set forth on Schedule 4. In no event shall any solicitation or recruitment by the Licensee interfere with the performance of the obligations of such employees to Axcelis prior to termination of employment.

            5.4. Responsibility for Warranty Obligations. The Licensee shall have full responsibility for all warranty obligations incurred in connection with the Products manufactured by it hereunder.

            5.5. Indemnification: Limitation of Liability. The Licensee shall indemnify and save Axcelis harmless from and against any and all loss, cost, claim, liability, obligation and damage arising from (a) any negligence, representation, promise, agreement or warranty by the Licensee or its agents, employees, third party distributors, dealers, representatives, subcontractors, or suppliers relating to Products manufactured by the Licensee or (b) any Product defect or deficiency in production, manufacture, use, design, operation or otherwise of the Products manufactured by the Licensee. The Licensee will not be liable to Axcelis for any indirect, incidental, special or consequential damages, including lost profits, regardless of whether the claim is based on contract, tort, warranty, or otherwise, even if the Licensee has been advised of the possibility of such damages.

      6. Representations and Warranties of Axcelis.

            6.1. Legal Right and Authority. Axcelis represents and warrants to the Licensee that it has the legal right and power to enter into this Agreement, and the authority to extend the rights and licenses granted to the Licensee in this Agreement, and to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement. Except as otherwise disclosed, Axcelis fully represents to the other that it is not aware of any legal obstacles which could prevent it from carrying out the provisions of this Agreement.

            6.2. Installed Base. Axcelis represents that to the best of its knowledge, Axcelis has provided the Licensee with a complete and accurate list of the owner and location of all Products operating in the field.

            6.3. Documentation of Warranty and Service Obligations. On or prior to the date hereof, Axcelis has delivered to the Licensee true and correct copies of all documents relating to the warranty obligations and service contract obligations assumed by the Licensee under Section 4 above.

            6.4. No Known Infringement. Axcelis represents that to the best of its knowledge, the Licensed Technology is not the subject of any liens, encumbrances, interference proceedings, opposition proceedings, pending litigation, or other disputes. Other than warranties set forth herein, Axcelis makes no warranty, express or implied, including, without limitation, any implied warranty of merchantability or any implied warranty of fitness for a particular purpose with respect to any patent,


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

trademark, software, trade secret, tangible research property, information or data licensed or otherwise provided to the Licensee hereunder and hereby disclaims the same.

            6.5. Indemnification. Axcelis shall indemnify and save the Licensee harmless from and against any and all loss, cost, claim, liability, obligation and damage arising from (a) any negligence, representation, promise, agreement or warranty by Axcelis or its agents, employees, third party distributors, dealers, representatives, subcontractors, or suppliers relating to Products manufactured by Axcelis (to the extent not assumed by the Licensee hereunder) or
(b) any Product defect or deficiency in production, manufacture, use, design, operation or otherwise of the Products manufactured by Axcelis to the extent not assumed by the Licensee hereunder). Axcelis will not be liable to the Licensee for any indirect, incidental, special or consequential damages, including lost profits, regardless of whether the claim is based on contract, tort, warranty, or otherwise, even if Axcelis has been advised of the possibility of such damages.

      7. Infringement Actions.

            7.1. Enforcement of Patent Rights, Defense of Infringement Actions. The Licensee and Axcelis shall each promptly notify the other in writing of any alleged or threatened infringement of any Patents licensed hereunder or if either party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a third party for infringement of a third party patent due to the manufacture, use or sale of a Product or attempts to invalidate the Patents.

            7.2. First Right to Respond. The Licensee shall have the first right to assert any alleged or threatened infringement or defend against a challenge to validity of Patents licensed hereunder, and shall further have the first right to respond or defend against a third party assertion of a third party patent to the extent such action relates to the Products. In the event the Licensee elects to so assert, defend, or respond, Axcelis will cooperate with the Licensee's legal counsel, join in such suits as may be brought by the Licensee to enforce the licensed Patents, and be available at the Licensee's reasonable request to be an expert witness or otherwise to assist in such proceedings.

            7.3. Sharing of Litigation and Settlement Expenses. In the event that the Licensee elects to respond to or defense against such challenge or infringement action, the costs incurred (i) in responding to or defending against a challenge to or infringement of the Patents or a charge that the manufacture, use or sale of Products infringe upon patents of third parties,
(ii) in settling any such actions, which may not be done without the prior written consent of Axcelis, which consent shall not be unreasonably withheld or delayed, and (iii) as damages paid as a result of such actions shall be borne by the Licensee. The Licensee may not dispose of such action without the written consent of Axcelis (unless Axcelis shall have no further responsibility for such litigation upon such disposition).

            7.4. Sharing in Benefits of Infringement Action. All moneys or other benefits derived from such infringement action shall first be applied to reimburse the Licensee for the litigation and settlement expenses incurred by the Licensee and 10% of any remaining benefits shall be paid over to Axcelis with the residue retained by the Licensee.

            7.5. Second Right to Respond. If the Licensee does not exercise its right to respond to or defend against challenges or infringements of the Patents as provided in Section 7.2 above within sixty (60) days of becoming aware of or being notified of such challenges or infringements, then Axcelis shall have the option to do so at its sole cost; provided that in such case all amounts so recovered from such third party shall be retained by Axcelis and Axcelis shall have no further obligations to the Licensee with respect to the response or defense thereof.

            7.6. No Liability for Unenforceability or Infringement. Axcelis shall have no liability to the Licensee in the event that Axcelis or the Licensee is unable to enforce a Patent against any alleged infringer, due to the invalidity of such Patent or otherwise. Except in the case of a breach of Axcelis'


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representation in Section 6.4 above, Axcelis shall have no liability to the
Licensee in connection with any loss arising from a finding that the Licensee infringed a third party patent.

            7.7. Cooperation in Litigation. The parties shall keep each other fully informed as to the progress of any infringement action under this Section brought in the names of either or both parties, and each shall provide the other with all data in its possession that may be helpful in the prosecution of such action.

      8. Term and Termination.

            8.l. Term. The term of this Agreement, unless sooner terminated as provided for in Section 8.2, shall commence upon the date hereof of this Agreement and shall continue until the License Fee under Section 3.1 and the royalties due under Section 3.2 are fully paid, provided the license granted in
Section 2 hereof shall continue in effect until the last to expire of the Patents included in the Licensed Technology.

            8.2. Termination on Default or Insolvency. Axcelis may elect to terminate the licenses granted to the Licensee hereunder if the Licensee:

            (a) shall fail to observe the terms, covenants and conditions hereof and shall fail to cure or substantially cure such default within ninety (90) days after written notice thereof;

            (b) becomes bankrupt, insolvent, or dissolves provided in the case of an involuntary bankruptcy the involved party shall have 60 days to dismiss such action;

            (c) shall sublicense, transfer or assign or attempt to sublicense, transfer or assign this Agreement without the prior written approval of Axcelis as required by Section 9.2 below; or

            (d) shall fail to exercise reasonable diligence in pursuing the promotion of the sale of the Products and/or the support of the Products, including but not limited to fulfillment of the Licensee's obligations under
Section 4.2(b) above.

            If Axcelis so elects, it shall give the Licensee written notice of termination, specifying the cause and the effects thereof in accordance with this Section 8.2. In the event that Axcelis elects to terminate its license hereunder, the Licensee shall have the right to refer the matter to arbitration in accordance with Section 9.7, in which case there shall be no effect on this agreement until a decision has been issued from arbitration and the cure period described in Section 9.7, if applicable, shall have expired. Upon any final termination of this license, the Licensee shall immediately return any and all hard copies of Technical Information to Axcelis.

      9. Miscellaneous.

            9.1. Confidentiality.

            (a) General. Except as may be mutually agreed by the parties and as provided in Section 9.1(b), all confidential or proprietary information disclosed by one party to the other in connection with the transactions proposed in this Agreement and the negotiations between such parties shall be subject to the terms of a Confidential Disclosure Agreement dated as of August 13, 2003 between Licensee and Axcelis.

            (b) Technical Information. The Technical Information to be furnished by Axcelis hereunder is confidential and secret, and title to all such Technical Information shall remain vested in Axcelis, subject to the exclusive license granted hereunder. Each of the parties shall preserve and protect the confidential nature of the Technical Information and shall not disclose the Technical Information to


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any third parties without the written consent of the other party except suppliers, subcontractors and customers to the extent necessary to enable the party to manufacture, use and sell the Products in accordance with the license granted hereunder. Any and all drawings, blueprints, specifications and other written materials produced by or at the request or direction of a party disclosing Technical Information to any third party shall be marked with the following language:

            "The technical information disclosed herein is the confidential property of Aspect Systems, Incorporated, as licensee of Axcelis Technologies, Inc. and is issued in confidence for engineering information only. It may not be reproduced or used in any way without an express written license from Aspect Systems Incorporated."

            (c) Liability for Disclosure. The disclosures permitted under
Section 9.1(c) above shall not relieve either party of its obligation to maintain the confidentiality of the Technical Information, and each of the parties shall be liable for any unauthorized disclosure by it or by those to whom such party has made any disclosure.

            9.2. Assignment. Until the license granted hereunder is fully-paid, the Licensee shall not be entitled to sublicense, transfer or otherwise assign (including any assignment by merger or other operation of law) its rights or delegate its obligations under this Agreement without the prior written approval of Axcelis, except that (1) the Licensee may assign its rights and obligations hereunder to an Affiliate of the Licensee existing on the date hereof, provided advance notice thereof is provided to Axcelis and (2) the Licensee shall have the right to subcontract the manufacture of parts and components for the Products from time to time.

            9.3. Entire Agreement. The terms and provisions of this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement shall supersede all previous communications, either oral or written, between the parties with respect to the subject matter hereof, including but not limited to the letter of intent dated September 25, 2003, but excluding the Confidential Disclosure Agreement dated August 13, 2003, except as provided above. No agreement or understanding varying or extending this Agreement shall be binding upon either party unless in writing signed by a duly authorized officer or representative thereof.

            9.4. Non-Waiver of Rights and Disclaimer of Liability. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein (except as expressly otherwise provided herein) shall in no way be considered a waiver of such provisions, rights or elections or in any way to affect the validity of this Agreement. The failure of either party to enforce any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or any other provisions, rights, or elections which it may have under this Agreement.

            9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which shall constitute one and the same agreement.

            9.6. Disclaimer of Agency. This Agreement shall not constitute either party the legal agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or on behalf of the other.

            9.7. Arbitration. Any and all disputes or differences between the parties pertaining to or arising out of this Agreement, or the breach thereof, shall be settled by arbitration to be held in Boston, Massachusetts in accordance with the rules of the American Arbitration Association in effect upon the date that either party serves notice upon the other party of a demand for arbitration. The dispute shall be arbitrated by one arbitrator selected by agreement of both parties; provided, however, in the event the parties cannot agree upon an arbitrator, the arbitrator shall be appointed by the American Arbitration


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Association. The award rendered by the arbitrator shall be final, binding upon the parties, and enforceable by any court of competent jurisdiction.

      If a dispute arises as to whether or not Axcelis is entitled to terminate this Agreement under Section 8.2 and arbitration is initiated to resolve such dispute which determines that Axcelis does have the right to terminate this Agreement, the Licensee shall have ninety (90) days from the date of the arbitration decision to rectify the events causing such termination right consistent with the arbitration decision and remove the grounds for termination.

            9.8. Notices. All notices for all purposes under this Agreement shall be deemed to have been sufficiently addressed when, if given to Axcelis, addressed to:

      Chief Executive Officer
      Axcelis Technologies, Inc.
      108 Cherry Hill Drive
      Beverly, Massachusetts 01915 U.S.A.

      or when, if given to the Licensee, addressed to:

      President
      Aspect Systems, Incorporated
      375 E. Elliot Road, Suite 6
      Chandler, AZ 85225

      and if sent by registered mail with return receipt requested. The date of posting shall be deemed to be the date on which such notice or request has been given or served. The parties may give written notice of change of address by mail or by facsimile and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

            9.9. Force Majeure. Performance by the parties under this Agreement shall be subject to, and no party shall have liability for delays, failure to deliver, or cancellation due to events that cannot be anticipated at the time of the signing of this Agreement, which events neither the occurrence nor aftermath of which are avoidable or surmountable with reasonable effort by the affected party. Such events shall include, but not be limited to, war, insurrection, rebellion, fire, theft, accident, flood, earthquake, Act of God, strike, slow-down, labor dispute, transportation delay, embargo, and governmental act, regulation or request. The affected party shall promptly notify the other party if performance hereunder is delayed due to events covered by this paragraph. The parties agree to open, frank and serious discussions in connection with such delay. Time for performance under this Agreement shall be extended for a period equal to the period of delay caused by such events. In the event such period of delay extends beyond one hundred twenty (120) days, either party may terminate this Agreement upon giving notice to the other party as provided herein

            9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, United States of America. If any provisions of this Agreement shall be invalid under the laws of a particular state, country or jurisdiction where used, then it is agreed that the whole agreement shall not be invalid but it shall be construed as if not containing such invalid provision and the rights and obligations of the parties shall be construed and enforced accordingly.

      IN WITNESS THEREOF, each of the parties has duly executed this Agreement as of the date hereof.

                                AXCELIS TECHNOLOGIES, INC.

                                By: /s/ Michael J. Luttati
                                    Michael J. Luttati, Executive Vice President
                                    and Chief Operating Officer


                                ASPECT SYSTEMS, INCORPORATED

                                By: /s/ Dennis Key
                                    Dennis Key
                                    President

                                                                      Schedule 1

                                     Patents

--------------------------------------------------------------------------------
                     Issue Date/
  US Patent No.      Filed Date                   Title
--------------------------------------------------------------------------------
    5,209,803          5/11/93     Parallel plate reactor and method of use
                       1/18/91
--------------------------------------------------------------------------------
                       5/14/91     Method of plasma etching with parallel plate
    5,015,331          8/10/90     reactor having a grid
--------------------------------------------------------------------------------
    4,971,653         11/20/90     Temperature controlled chuck for elevated
                       3/14/90     temperature etch processing
--------------------------------------------------------------------------------

                                                                     Schedule 2A

                             Products Under Warranty

---------------------------------------------------------------------------------------------------
COMPANY NAME             ADDRESS 1                   CITY           STATE             Cust #
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Brewer Science, Inc.     2401 Brewer Drive           Rolla          MO                645
---------------------------------------------------------------------------------------------------
              System                Ser #                Status           Ship        Warr Exp Date
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                1107                 8191                  WARR     12/18/2002            2/18/2004
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Motorola SMD             1300 N. Alma School         Chandler       AZ                209
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
              System                Ser #                Status           Ship        Warr Exp Date
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                1107                 8190                  WARR     12/31/2002            2/28/2004
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
RF MICRO DEVICES         7625 THORNDIKE              GREENSBORO     NC                574
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
              System                Ser #                Status           Ship        Warr Exp Date
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                 105                 1688                  WARR       1/30/2003           3/30/2005
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

                                                                     Schedule 2B

                                Service Contracts

1. Axcelis has a Preventative Maintenance Support Contract with EM Microelectronics -Marin relating to two (2) System 10 tools, which expires December 31, 2003. Axcelis will fulfill the obligations under this contract and will allow a representative of the Licensee to participate in the customer visit prior to such date and refer the customer to the Licensee for renewal.

2. Axcelis has a Preventative Maintenance Support Contract with CEA-Leti relating to one (1) System One tools, which expires December 31, 2003. Axcelis will fulfill the obligations under this contract and will allow a representative of the Licensee to participate in the customer visit prior to such date and refer the customer to the Licensee for renewal.

3. Axcelis has installation obligations to Motorola, Chandler, Arizona relating to one (1) System Ten tool installation, which must be completed by December 31, 2003. Axcelis will fulfill the obligations under this contract and will allow a representative of the Licensee to assist with the installation for training purposes.

4. Axcelis has a Service "Block" Contract with Raytheon, Andover. Axcelis will fulfill the obligations under this contract through December 31, 2003 and the Licensee will fulfill all obligations thereunder beginning January 1, 2004.

                                                                      Schedule 3

                               Parts in Inventory

US                     Europe                                      Japan

  Part #         QOH             Part #       QOH           Part #        QOH

0101-0351          6          0101-0351         5         0101-0576        3
0101-0484         19          0101-0385         4         0101-1367        1
0101-0576         12          0101-0576         1         0992-40306       2
0101-0692         15          0101-0692         1         0992-60101       3
0101-0761          2          0101-1367         1         0992-60147       1
0990-95022         8          0101-0761         1         0992-60207       1
0990-99006        81          0990-95022       24         0992-60239       2
0992-10101        28          0992-40231       11         0992-60294       1
0992-40306         2          0992-40266        2         0995-10743       2
0992-60126         1          0992-40306        3         0995-10747       1
0992-60427         1          0992-60126        3         0995-99711       2
0992-70459         1          0992-60147        6         0995-99753t      5
0994-40007       749          0992-60148        2         1000-0041        3
0994-50048         7          0992-60207        1         1000-0050        3
0994-70063        59          0992-60253        2         1000-0084        2
0995-10616        25          0992-60294        1
0995-10648        45          0992-60335        4
0995-10754        12          0992-60427        1
0995-99495        13          0992-70459        1
0995-99711         1          0994-40007       92
1000-0084          2          0994-50048        4
0995-10743         3          0994-60179        2
1000-0027          6          0995-10512        1
1000-0049          6          0995-10543        1
1000-0050          3          0995-10570        1
0992-60101         1          0995-10616        8
0993-00223         7          0995-16533        3
0995-10501         3          0995-99495        3
0995-10505         2          0995-99629        2
0995-10512         9          0995-99711        2
0995-99753         1          0995-99712        1
0995-99753t        1          1000-0027         4
0995-99629         1          1000-0041         4
0101-1389          1          1000-0049         6
                              1000-0050         8
                              1000-0083         3
                              1000-0084         4

                                                                      Schedule 4

                Axcelis Employees Excepted From Non-Solicitation

Name                                                 Employment Termination Date
--------------------------------------------------------------------------------

Former Matrix Employees with System One/System Ten Experience

     Guy Williams
     Lloyd Bell
     Johnny Leung
     Loc Tran

Other Former Matrix Employees:
         Name                        Date of Upcoming Departure/Departed Already
         ----                        -------------------------------------------
     Scott Baron                                      Departed
     Kevin Donohue                                    12/31/03
     Cynthia Geno                                     12/31/03
     Valentin Trifu                                   12/31/03
     Dennis Gullickson                                Departed
     Jeff Graham                                      Departed
     Frank Coosman                                    Departed
     Dennis Quinlan                                   3/1/04
     Terri Vigil                                      1/30/04
     Audry Oconnor                                    12/31/03
     Jeanette Monarano                                12/31/03
     Jeany Harvey                                     1/30/03
     Carol Holdsworth                                 12/31/03
     Leon Burton                                      12/3103
     Jami Burton                                      12/31/03
     Raul Morales                                     2/27/04
     Johnny Leung                                     12/31/03
     Phinh Luong                                      12/31/03
     Moui Ly                                          12/31/03
     Eric Pambid                                      12/31/03
     Geoffrey Curlee                                  12/31/03
     Singmany Phouangkao                              12/31/03
     Loc Tran                                         12/31/03
     Jaye Mirza                                       Departed
     Guy Williams                                     Departed
     Lloyd Bell                                       Departed